Exhibit 99.4(p)


                          STRATEGIC ALLIANCE AGREEMENT


     THIS STRATEGIC ALLIANCE AGREEMENT, is made and entered into this _____ day of January, 2000 (the "Alliance Agreement"), by and between WORLDWIDE DEDICATED SERVICES, INC., a Delaware corporation ("WDS"), UPS LOGISTICS GROUP, INC., a Delaware corporation ("Logistics"), which is a wholly owned subsidiary of United Parcel Service of America, Inc. ("United Parcel") which is a wholly owned subsidiary of United Parcel Service, Inc., a Delaware corporation ("UPS"), ROLLINS LEASING CORP., a Delaware corporation ("Rollins"), and ROLLINS TRUCK LEASING CORP., a Delaware corporation ("RTL", and together with WDS, Logistics and Rollins sometimes referred to herein individually as a "Party" and collectively as the "Parties").

                              W I T N E S S E T H:

     WHEREAS, WDS is engaged in the business of providing vehicles, drivers, dispatch services and route planning for customers;

     WHEREAS, prior to the execution and delivery of this Alliance Agreement, UPS Truck Leasing, Inc. ("UPS Truck Leasing"), a wholly owned subsidiary of Logistics, had supplied WDS with vehicles and certain maintenance services used in connection with its business;

     WHEREAS, simultaneously with the execution and delivery of this Alliance Agreement, Rollins and UPS have consummated the transactions under a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which UPS Truck Leasing has been transferred to Rollins;

     WHEREAS, prior to the execution and delivery of this Alliance Agreement, Rollins had been engaged in a logistics management and dedicated logistics business through Rollins Logistics, Inc. ("Rollins Logistics");

     WHEREAS, simultaneously with the execution and delivery of this Alliance Agreement, certain Affiliates of Rollins and Logistics have consummated an Asset Purchase Agreement (the "Logistics Agreement"), pursuant to which an Affiliate of Logistics has purchased substantially all of the assets of Rollins Logistics;

     WHEREAS, WDS and Rollins have agreed to form a strategic alliance (the "Alliance") that, based on the terms of this Alliance Agreement, will promote the Logistics Group as the preferred provider of logistics management and dedicated logistics services to customers of Rollins' truck leasing services and will promote Rollins as the preferred provider of truck leasing and related services to customers of WDS's dedicated logistics services; and

     WHEREAS, WDS and Rollins are entering into this Alliance Agreement in order to provide a flexible and effective framework to govern the Alliance, and Logistics and RTL are entering into this Agreement for the purpose of extending the brand licenses referred to in Sections 4.5 and 4.6.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 Definitions. The following defined terms used in this Alliance Agreement will have the meanings specified below.

     "Affiliate" shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, managing member or trustee of such Person, or (iii) any Person who is an officer, director, general partner, managing member or trustee of any Person described in clauses (i) or
(ii) of this sentence. For purposes of this definition, the term "control," (including, with correlative meanings, the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding any implication to the contrary contained in this definition, for purposes of this Agreement, the following entities will not be deemed to be Affiliates of Rollins: Matlack Systems, Inc.; Dover Downs Entertainment, Inc.; Rollins, Inc.; and RPC, Inc.

     "Alliance" shall have the meaning set forth in the recitals to this Alliance Agreement.

     "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks are authorized to be closed under the laws of the State of Georgia.

     "Business Plan" shall mean the annual initial Business Plan and each subsequent business plan, substantially in the form of Exhibit A hereto, as revised from time to time during the Term in accordance with Article 4.

     "Change in Control" shall mean (a) the consolidation or merger of the subject corporation with or into any organization (other than a consolidation or merger in which the subject corporation is the surviving corporation in such consolidation or merger unless such consolidation or merger has the effect of an acquisition of ownership referred to in (c) hereof), (b) the direct or indirect sale, transfer or other disposition of all or substantially all of the subject corporation's assets, in a single transaction or a series of related transactions, (c) the direct or indirect acquisition by an entity, or group of entities acting in concert, of beneficial ownership of more than 25% of the outstanding voting securities of the subject corporation in a single transaction or a series of related transactions, excluding acquisitions by Rollins family members, existing officers or directors of Rollins, or trusts established by any of them.

     "Committee Member" shall have the meaning set forth in Section 3.1 hereof.

     "Joint Planning Committee" shall have the meaning set forth in Section 3.1 hereof.

     "Logistics Group" shall mean Logistics and any directly or indirectly held wholly-owned subsidiary of Logistics that provides Logistics Services as of the date hereof.

     "Logistics Services" shall mean and include the following services:

        (i) Warehousing, building and/or leasing facilities, labeling, receiving, inspection, sorting, parts kitting, order, returns and repairs management, service parts management, supply chain engineering, inventory management, and billing and receivables management;

        (ii) Domestic and international intermodal or multimodal surface, air, and sea transport management, pick-up and delivery of consignments, track and trace inventory systems management, and export/import customs clearance; and

        (iii) Software systems planning, development, management, application, maintenance, upgrade, systems integration, and systems procedure related to warehousing and transportation.

     "Person" shall mean an individual, partnership, association, limited liability company, corporation, joint venture, sole proprietorship, trust or other entity.

     "Rollins Group" shall mean Rollins and any directly or indirectly held wholly-owned subsidiary of Rollins that provides Truck Leasing Services as of the date hereof.

     "Term" shall have the meaning set forth in Section 5.1 hereof.

     "Territory" shall mean North America.

     "Truck Leasing Services" shall mean and include long and short term vehicle leasing, vehicle rental, vehicle maintenance, washing, emergency road services, and ancillary services such as permitting, licensing and may include fueling and fuel tax reporting (based on mutual agreement of the Parties), but shall not include the provision of drivers for the vehicles.

                                    ARTICLE 2
                                ALLIANCE SERVICES

     2.1 Purpose. WDS and Rollins desire to enter into and create the Alliance in order to achieve the following goals:

          (a) To provide Rollins with a stream of revenues from the provision of Truck Leasing Services to WDS and its customers of Logistics Services.

          (b) To promote the Logistics Group as the preferred provider of Logistics Services to the Rollins Group and their respective customers of Truck Leasing Services.

          (c) To promote Rollins as the preferred provider of Truck Leasing Services to customers of WDS's dedicated Logistics Services.

          (d) To work together to achieve growth in the Logistics Group's Logistics Services business and Rollins' Truck Leasing Services business.

          (e) To provide the customers of each of WDS and Rollins with the best services and solutions to meet their truck leasing and logistics needs at competitive rates.

     1.2 Provision of the Truck Leasing Services.

          (a) During the Term, Rollins will be the preferred provider of Truck Leasing Services to WDS, and to the customers of WDS to whom WDS provides Logistics Services, to the extent necessary to meet their respective requirements for Truck Leasing Services. In connection with the foregoing, and except as provided in Section 2.2(b) below, WDS will cause the members of the Logistics Group to refer to Rollins all inquiries they receive from logistics customers seeking Truck Leasing Services. Whenever reasonably practicable, WDS shall promote the Alliance by referring to its "alliance" or "partnership" with Rollins as the "preferred provider of Truck Leasing Services" to the customers of WDS. Without limiting the generality of the foregoing, unless otherwise agreed upon by the Rollins Committee Member, proposals by WDS to customers seeking Logistics Services will include references to Rollins as the preferred provider of Truck Leasing Services.

          (b) Notwithstanding the provisions of Section 2.2(a) above, WDS shall not be obligated under Section 2.2(a):

               (i) to the extent a WDS customer has an existing obligation to a provider of Truck Leasing Services other than Rollins that it is unwilling to cancel or the cancellation of which would not be cost effective;

               (ii) where a provider of Truck Leasing Services other than Rollins brings the customer to WDS;

               (iii) where Rollins (or other member of the Rollins Group) is unable or unwilling to provide the Truck Leasing Services;

               (iv) where a significant benefit may be derived by a customer of WDS from an alternative truck leasing solution, and Rollins has chosen not to (or is unable to) deliver the customer's desired solution; or

               (v) where a WDS customer insists on an alternative truck leasing solution, whether prior to or following discussions with Rollins.

          With regard to Section 2.2(b)(iii) above, whether Rollins has an existing facility in close enough proximity to properly service a WDS customer at the time negotiations begin with such customer shall not be determinative with respect to Rollins' ability to provide Truck Leasing Services. If WDS offers a new business opportunity to Rollins (whether in an area where Rollins does not have a facility in close enough proximity to properly service the customer (as determined by WDS and Rollins or the relevant customer) or otherwise), Rollins shall have seven Business Days to
     (x) if applicable, determine whether it will commit to providing the necessary facilities, and (y) notify WDS in writing of its determination to provide such additional facilities and/or pursue negotiations with such customer (it being understood that any failure of Rollins to so deliver such written notice shall be deemed a decision by Rollins not to provide Truck Leasing Services to such customer). Failure of Rollins to respond within such seven Business Day period shall excuse WDS from its preferred provider obligations with respect to such opportunity. For purposes of the foregoing, the seven Business Day period shall begin once Rollins has been given (or otherwise obtained) the following information concerning the scope of the business opportunity in question: (A) the term of the relevant commitment, (B) the number and type of vehicles involved, (C) the type of cargo involved, (D) the frequency and duration of trips required to service the business, (E) the expected mileage per vehicle and (F) if applicable, notification that Rollins' existing facilities are not adequate.

          (c) The Truck Leasing Services will be provided by Rollins to WDS and its customers substantially in accordance with the terms of the contract attached hereto as Exhibit B, with such changes as the Parties (or Rollins and the customer, if applicable) shall mutually agree upon prior to the execution of each contract to provide the Truck Leasing Services during the Term. If the relevant parties cannot agree on changes requested by either party with respect to a particular arrangement, the contract set forth as Exhibit B shall govern the arrangement in question. All such contracts shall be with WDS, and not with the customer, unless otherwise requested by the relevant customer.

          (d) The pricing for the provision of the Truck Leasing Services by Rollins to WDS for the initial year of the Term shall be in accordance with the pricing schedule attached hereto as Exhibit C. Following the initial year, the Joint Planning Committee will oversee annual negotiation to determine any adjustments to the pricing schedule for the subsequent years during the Term, which adjustments will be based on changes in individual cost components in accordance with the methodology set forth on Exhibit D attached hereto. Notwithstanding the foregoing, in no event will the price charged to WDS for Truck Leasing Services exceed the most favorable price that Rollins charges to any third party for similar services. WDS and Rollins will consider in good faith and discuss with each other from time to time alternative pricing for Truck Leasing Services and Logistics Services for the Parties to be competitive in bidding for certain projects.

     2.3 Dedicated Logistics.

          (a) During the Term, WDS (directly or through its Affiliates) will be the preferred provider of Logistics Services to members of the Rollins Group, and to customers of the Rollins Group to whom members of the Rollins Group provide Truck Leasing Services, to the extent necessary to meet their respective requirements for Logistics Services. In connection with the foregoing, and except as provided in Section 2.3(b) below, Rollins will cause the members of the Rollins Group to refer to WDS all inquiries it receives from its customers seeking Logistics Services. Whenever reasonably practicable, members of the Rollins Group shall promote the Alliance by referring to its "alliance" or "partnership" with the Logistics Group as the "preferred provider of Logistics Services" to customers of the Rollins Group.

          (b) Notwithstanding the provisions of Section 2.3(a), no member of the Rollins Group shall be obligated to comply with Section 2.3(a):

               (i) to the extent the customer has an existing obligation to a provider of Logistics Services other than WDS that it is unwilling to cancel or the cancellation of which would not be cost effective;

               (ii) where a provider of Logistics Services other than WDS brings the customer to the Rollins Group;

               (iii) where WDS (or other member of the Logistics Group) is unable or unwilling to provide the Logistics Services;

               (iv) where a significant benefit may be derived by a Rollins Group customer from an alternative logistics solution, and WDS has chosen not to (or is unable to) deliver the customer's desired solution; or

               (v) where a Rollins Group customer insists on an alternative logistics solution (whether prior to or following discussions with WDS).

          When Rollins offers a new business opportunity to WDS, WDS shall have seven Business Days to (x) determine whether it wishes to pursue negotiations with the customer, (y) notify Rollins in writing of such determination (it being understood that any failure of WDS to so notify Rollins shall be deemed a determination not to pursue such negotiations, and (z) if requested by the relevant customer, make appropriate personnel available to begin negotiations). Failure of WDS to respond within such seven Business Day period shall excuse Rollins from its preferred provider obligations with respect to such opportunity. For purposes of this Section 2.3(b), the seven Business Day period shall begin once WDS has been given (or otherwise obtained) reasonably sufficient information concerning the scope of the business opportunity in question.

                                    ARTICLE 3
                                  ORGANIZATION

     3.1. Joint Planning Committee.

          (a) WDS and Rollins hereby establish a committee to oversee the Alliance (the "Joint Planning Committee"), the initial members of which (the "Committee Members") shall be the individuals identified on Exhibit E hereto. The Joint Planning Committee will at all times be composed of four designees from WDS and four designees from Rollins. WDS shall designate one WDS Committee Member to act as chairman of the Joint Planning Committee (the "Chairman"). Any vacancy in the Joint Planning Committee created by a Committee Member designated by WDS shall be filled as soon as is reasonably practicable by WDS, and any vacancy created by a Committee Member designated by Rollins shall be filled as soon as is reasonably practicable by Rollins. Either such Party may change its representatives on the Joint Planning Committee upon 30 days prior written notice to the other Party.

          (b) Initially, the Joint Planning Committee will meet monthly to:

               (i) discuss and resolve any issues relating to the provision of Truck Leasing Services by Rollins to WDS and its customers;

               (ii) discuss and resolve any issues relating to the provision of Logistics Services by WDS to the Rollins Group and its customers;

               (iii) develop and implement a Business Plan and approve any changes thereto;

               (iv) discuss and monitor the performance of WDS and Rollins against the Business Plan;

               (v) evaluate and plan joint marketing activities between WDS and Rollins; and

               (vi) design a cross-selling incentive plan and review revenues generated by each such Party against the targets set forth in the Business Plan.

          (c) Initially, the Joint Planning Committee shall meet at least monthly, or more frequently as WDS and Rollins agree, to review the status of the Alliance's operations and strategies (as described above). Such meetings are to be held alternately at WDS's principal place of business, and at Rollins' principal place of business, or at such other place as the Joint Planning Committee may establish. Meetings may be held by telephone conference call or similar equipment if all Committee Members participating in the meeting can hear each other, and be heard by each other, at the same time. The Chairman shall be responsible for giving written notices of such regular meetings (including descriptions of the matters to be considered at such meetings) to all Committee

     Members at least seven days before each meeting. Any Committee Member may call a special meeting of the Joint Planning Committee at any time by giving at least seven days prior written notice of the meeting to all other Committee Members. Such notice of meeting shall describe the matters to be considered by the Joint Planning Committee in reasonable detail. A Committee Member may waive the right to receive notice of a particular meeting at any time before, during or after that meeting. No meeting of the Joint Planning Committee will be effective to conduct business or to take any action unless (i) there is present at least one WDS Committee Member and one Rollins Committee Member, and (ii) a majority of the Committee Members are present. The Chairman (or in his absence, his designee) shall chair all meetings of the Joint Planning Committee. The Joint Planning Committee may adopt such procedural rules as they deem appropriate for the conduct of the Joint Planning Committee's business.

          (d) Unless otherwise required or permitted by this Alliance Agreement, the Joint Planning Committee shall act by resolutions passed unanimously by the Committee Members present and voting at duly constituted meetings of the Joint Planning Committee at which at least a majority of all Committee Members are present and at which at least one WDS Committee Member and one Rollins Committee Member are present. Rollins shall cause each Rollins Committee Member to grant a revocable proxy to each other Rollins Committee Member to vote at any meeting of the Joint Planning Committee at which such Rollins Committee Member is not present or is present but cannot vote with respect to such matter. WDS shall cause each WDS Committee Member to grant a revocable proxy to each other WDS Committee Member to vote at any meeting of the Joint Planning Committee at which such WDS Committee Member is not present or is present but cannot vote with respect to such matter.

     3.2 Access to Books and Records. Each of Rollins and WDS will create and maintain accurate books and records regarding the provision of Truck Leasing Services and Logistics Services, respectively, and of its respective obligations under this Alliance Agreement. For purposes of ensuring compliance with this Alliance Agreement, and for such other reasonable purposes in connection with the consummation of the transactions contemplated by this Alliance Agreement, WDS and Rollins shall each have the right, upon reasonable notice and during normal business hours, to inspect, examine, and take extracts from or make copies of such books and records maintained by the other Party. WDS and Rollins shall each permit representatives of the other access to its place of business upon reasonable notice and during normal business hours for the purpose of such examinations.

                                    ARTICLE 4
                             JOINT BUSINESS PLANNING

     4.1. Purpose of Business Plan. The Business Plan will serve as a blueprint for the business, activities and development of the Alliance and the targeted financial impact of such business, activities and development on WDS and Rollins. The Business Plan will focus on developing a joint marketing plan driven by customers and market research to promote cross-selling of Rollins' and the Logistics Group's services and will outline quarterly projections for revenue generated by cross-sales. In addition, it will outline a training program by each of WDS and Rollins for the other Party's sales personnel. WDS and Rollins agree that the Business Plan is not intended to be, nor will it be construed as, an enforceable contract or legal agreement between the Parties, except as provided in Section 5.2(a).

     4.2. Business Plan Review. The Joint Planning Committee will have the primary responsibility for formulating a mutually agreeable Business Plan each year and then implementing it. Each Business Plan will encompass a one year period.

     4.3. Marketing Materials. The Joint Planning Committee (or a relevant subcommittee formed thereby) will develop joint marketing materials to promote the Alliance and the services of Rollins and the Logistics Group (including (a) promotional and sales materials, brochures and advertising materials and (b) press releases, speeches and other publicity attempts) to customers. Drafts of any such materials may also be submitted by WDS or Rollins to the Joint Planning Committee for its consideration and review. Copies of all such materials will be approved by the Joint Planning Committee in advance of the distribution thereof or of publication activities conducted or made with respect thereto.

     4.4 Cross Selling. WDS and Rollins will design a cross-selling incentive plan in which their respective sales forces will participate. Sales personnel of each such Party will receive training from the other Party and will be encouraged to promote the Truck Leasing Services provided by Rollins and the Logistics Services provided by WDS, as applicable. To that end, each of WDS and Rollins will provide the other Party with direct access to its customers for the purpose of promoting their Logistics Services and Truck Leasing Services, respectively; provided, however, that all inquiries to Rollins from its customers regarding Logistics Services will be directed to WDS, and all inquires to WDS (or members of the Logistics Group) from its customers regarding stand alone Truck Leasing Services will be directed to Rollins.

     4.5. Use of the Logistics Group Marks.

          (a) Logistics hereby grants to Rollins a non-exclusive, royalty free, nontransferable license to use the Logistics Group Marks described on Exhibit F hereto (the "UPS Marks") in the Territory (directly or through a sublicense to the members of the Rollins Group, as necessary) during the Term for the purpose of marketing, promoting and selling the Alliance and the Logistics Services promoted to the customers of the Rollins Group in accordance with the terms of this Alliance Agreement. Rollins shall cause each member of the Rollins Group to properly display and use the UPS Marks in accordance with this Alliance Agreement.

          (b) (i) Logistics has the right, at all reasonable times, to inspect the Rollins Group's relevant facilities and review the manner in which the Rollins Group uses the UPS Marks so that Logistics may satisfy itself that the UPS Marks are used in accordance with this Alliance Agreement; provided, however, that Logistics will not exercise such right in a manner which unreasonably interferes with the Rollins Group's normal business operations.

               (ii) The Rollins Group shall adhere to the trademark usage guidelines furnished by Logistics for the depiction of the UPS Marks ("Trademark Usage Guidelines") and any reasonable modifications or amendments thereto. The guidelines set forth on Exhibit G hereto will function as the current version of the Trademark Usage Guidelines. The Rollins Group shall also adhere to the marketing communications guidelines furnished by Logistics and any reasonable modifications or amendments thereto (the "Marketing Communications Guidelines"), the current version of which is attached hereto as Exhibit H. In the event of a conflict between this Alliance Agreement on the one part and either of the Trademark Usage Guidelines or Marketing Communications Guidelines on the other part, this Alliance Agreement shall govern.

               (iii) The Rollins Group shall include on all advertising and promotional materials, packaging and labels bearing the UPS Marks the following notice:

               "[UPS Marks] is a registered trademark of United Parcel Service, Inc. and its subsidiaries. Used under license."

          [With respect to electronic presentations of the UPS Marks, this notice may be contained on Rollins' web-site under "Legal Information" or, if software, in the "About" box or where the Rollins' own proprietary notices appear.]

               (iv) Prior to any first use of the UPS Marks on advertising or promotional materials by the Rollins Group, Rollins agrees to furnish Logistics with samples of such advertising and promotional materials, packaging and labels bearing any of the UPS Marks for trademark usage approval (which approval shall not be unreasonably withheld).

          The Rollins Group shall amend the future use of the UPS Marks in any such advertising and promotional materials, packaging and labels if the use of the UPS Marks are not approved by Logistics. Logistics will have ten Business Days from the date of receipt to approve or object to materials submitted for trademark usage approval. If no objection is received by Rollins within such ten Business Days, such materials will be deemed approved. Use of the UPS Marks by the Rollins Group that is substantially identical to uses of the UPS Marks that have previously been approved or that is being used for the same program (with substantially similar presentation of the UPS Marks) as has previously been approved do not require submission for approval.

               (v) The Rollins Group must immediately cease using any previously approved material from which Logistics withdraws its approval. Logistics will not unreasonably rescind approval of any materials previously approved.

          (c) (i) The Rollins Group acquires and will acquire no rights, title or interest in the UPS Marks or the goodwill associated with them, other than the right to use the UPS Marks in accordance with this Alliance Agreement. In accepting this Alliance Agreement, Rollins acknowledges (on behalf of the Rollins Group) UPS's ownership of the UPS Marks, its validity and the goodwill connected with it. The Rollins Group will not attack the UPS Marks, nor assist anyone in attacking it. Rollins further agrees that the Rollins Group will not make any application to register the UPS Marks, nor will they use any confusingly similar trademark, service mark, trade name, or derivation, during the term of this Alliance Agreement or thereafter. This paragraph will survive the termination of this Agreement.

               (ii) At the request and sole expense of Logistics, Rollins will execute and will cause any relevant member of the Rollins Group to execute, any papers or documents reasonably necessary to protect the rights of UPS in the UPS Marks and execute and deliver such other documents as may be reasonably requested by Logistics.

               (iii) Logistics represents and warrants that as of the date hereof the UPS Marks do not infringe upon any trademarks and are not involved in any opposition, invalidation, cancellation or litigation that would threaten the Rollins Group's use of the UPS Marks in connection with the transactions contemplated by this Alliance Agreement and, to Logistics' knowledge, no such action is threatened with respect to the UPS Marks. In the event that such action occurs, Logistics will cause UPS to vigorously protect the UPS Marks.

          (d) Rollins shall promptly notify Logistics of any unauthorized use of the UPS Marks that comes to the Rollins Group's attention. Logistics in its reasonable discretion may take such action as may be required to prosecute the infringement. In the event that Logistics decides that action should be taken against such third parties, Logistics may take such action either in its own name (or in the name of UPS or any subsidiary thereof), or alternatively, Logistics may authorize Rollins to initiate such action in Rollins' name but Rollins shall have no obligation to do so. In either event, Rollins agrees and agrees to cause the relevant members of the Rollins Group to cooperate fully with Logistics (or UPS or relevant subsidiary thereof), at Logistics' expense, to whatever extent it is necessary to prosecute such action, all expenses being borne by Logistics and all damages that may be recovered being solely for the account of Logistics.

          (e) In the event the Rollins Group violates the UPS Trademark Usage Guidelines or the UPS Marketing Communications Guidelines and continues to do so for a continuous 45 day period or for three periods of 30 days each during a calendar year following written notice from Logistics, such violation shall constitute a material breach of this Agreement and Logistics may terminate this Agreement in accordance with Section 5.2 hereof.

          (f) The Parties agree that a breach of this Section 4.5 may give rise to irreparable injury to the non-breaching Party and its Group that cannot be compensated for adequately by damages. Consequently, the Parties agree that each Party shall be entitled, in addition to all other remedies available, to injunctive and other equitable relief to prevent a breach of this Section 4.5 and to secure the enforcement of the provisions of this Section 4.5 in any court of competent jurisdiction in the United States or any state thereof (and the Parties agree to waive any requirement for the posting of bond in connection with such remedy).

     4.6. Use of the RTL Marks.

          (a) RTL hereby grants to WDS a non-exclusive, royalty free, nontransferable license to use the RTL Marks described on Exhibit I hereto (the "RTL Marks") in the Territory (directly or through a sublicense to the other members of the Logistics Group, as necessary) during the Term for the purpose of marketing, promoting and selling the Alliance and the Truck Leasing Services to the customers of WDS in accordance with the terms of this Alliance Agreement. WDS shall properly display and use the RTL Marks in accordance with this Alliance Agreement.

          (b) (i) RTL has the right, at all reasonable times, to inspect WDS's relevant facilities and review the manner in which WDS uses the RTL Marks so that RTL may satisfy itself that the RTL Marks are used in accordance with this Alliance Agreement; provided, however, that RTL will not exercise such right in a manner which unreasonably interferes with WDS's normal business operations.

               (ii) WDS shall adhere to the trademark usage guidelines furnished by RTL for the depiction of the RTL Marks ("Trademark Usage Guidelines") and any reasonable modifications or amendments thereto. The guidelines set forth on Exhibit J hereto will function as the current version of the Trademark Usage Guidelines. WDS shall also adhere to the marketing communications guidelines furnished by RTL and any reasonable modifications or amendments thereto (the "Marketing Communications Guidelines"), the current version of which is attached hereto as Exhibit K. In the event of a conflict between this Alliance Agreement on the one part and either of the Trademark Usage Guidelines or Marketing Communications Guidelines on the other part, this Alliance Agreement shall govern.

               (iii) WDS shall include on all advertising and promotional materials, packaging and labels bearing the RTL Marks the following notice:

               "[RTL Marks] is a registered trademark of Rollins Truck Leasing Corp. Used under license."

          [With respect to electronic presentations of the RTL Marks, this notice may be contained on WDS' web-site under "Legal Information" or, if software, in the "About" box or where WDS's own proprietary notices appear.]

               (iv) Prior to any first use of the RTL Marks on advertising or promotional materials by WDS, WDS agrees to furnish RTL with samples of such advertising and promotional materials, packaging and labels bearing any of the

          RTL Marks for trademark usage approval (which approval shall not be unreasonably withheld).

          WDS shall amend the future use of the RTL Marks in any such advertising and promotional materials, packaging and labels if the use of the RTL Marks are not approved by RTL. RTL will have ten Business Days from the date of receipt to approve or object to materials submitted for trademark usage approval. If no objection is received by WDS within such ten Business Days, such materials will be deemed approved. Use of the RTL Marks by WDS that is substantially identical to uses of the RTL Marks that have previously been approved or that is being used for the same program (with substantially similar presentation of the RTL Marks) as has previously been approved do not require submission for approval.

               (v) WDS must immediately cease using any previously approved material from which RTL withdraws its approval. RTL will not unreasonably rescind approval of any materials previously approved.

          (c) (i) WDS acquires and will acquire no rights, title or interest in the RTL Marks or the goodwill associated with them, other than the right to use the RTL Marks in accordance with this Alliance Agreement. In accepting this Alliance Agreement, WDS acknowledges RTL' ownership of the RTL Marks, its validity and the goodwill connected with it. WDS will not attack the RTL Marks, nor assist anyone in attacking it. WDS further agrees that WDS will not make any application to register the RTL Marks, nor will they use any confusingly similar trademark, service mark, trade name, or derivation, during the term of this Alliance Agreement or thereafter. This paragraph will survive the termination of this Agreement.

               (ii) At the request and sole expense of RTL, WDS will execute any papers or documents reasonably necessary to protect the rights of RTL in the RTL Marks and execute and deliver such other documents as may be reasonably requested by RTL.

               (iii) RTL represents and warrants that as of the date hereof the RTL Marks do not infringe upon any trademarks and are not involved in any opposition, invalidation, cancellation or litigation that would threaten WDS's use of the RTL Marks in connection with the transactions contemplated by this Alliance Agreement and, to RTL' knowledge, no such action is threatened with respect to the RTL Marks. In the event that such action occurs, RTL will vigorously protect the RTL Marks.

          (d) WDS shall promptly notify RTL of any unauthorized use of the RTL Marks that comes to WDS's attention. RTL in its reasonable discretion may take such action as may be required to prosecute the infringement. In the event that RTL decides that action should be taken against such third parties, RTL may take such action either in its own name, or alternatively, RTL may authorize WDS to initiate such action in WDS' name but WDS shall have no obligation to do so. In either event, WDS agrees to cooperate fully with RTL, at RTL' expense, to whatever extent it is necessary to prosecute such action, all expenses being borne by RTL and all damages that may be recovered being solely for the account of RTL.

          (e) In the event WDS violates the RTL Trademark Usage Guidelines or the RTL Marketing Communications Guidelines and continues to do so for a continuous 45 day period or for three periods of 30 days each during a calendar year following written notice from RTL, such violation shall constitute a material breach of this Agreement and RTL may terminate this Agreement in accordance with Section 5.2 hereof.

          (f) The Parties agree that a breach of this Section 4.6 may give rise to irreparable injury to the non-breaching Party and its Group that cannot be compensated for adequately by damages. Consequently, the Parties agree that each Party shall be entitled, in addition to all other remedies available, to injunctive and other equitable relief to prevent a breach of this Section 4.6 and to secure the enforcement of the provisions of this
     Section 4.6 in any court of competent jurisdiction in the United States or any state thereof (and the Parties agree to waive any requirement for the posting of bond in connection with such remedy).

          (g) WDS shall have the right to extend the rights to use the RTL Marks under this Section 4.6 to any members of the Logistics Group, in which event WDS will assure compliance by such members with the terms of this Section.

                                    ARTICLE 5
                         TERM AND TERMINATION; REMEDIES

     5.1 Term. This Alliance Agreement will commence on the date hereof and shall remain in full force and effect for a period of five years (such period together with any extensions as provided herein, the "Term"), unless terminated earlier pursuant to Section 5.2 below. This Alliance Agreement will renew for such additional terms as will be agreed upon by WDS and Rollins.

     5.2 Termination. This Alliance Agreement may be terminated at any time during the Term:

          (a) by either WDS or Rollins in the event of a material breach by the other Party of the terms of this Alliance Agreement or the Staffing Services Agreement that is not cured within 30 days following written notice of such breach (or as otherwise provided under Sections 4.5 and 4.6 hereof);

          (b) by either WDS or Rollins in the event of a Change of Control of the other Party;

          (c) by either WDS or Rollins in the event of the bankruptcy of the other Party;


          (d) by either WDS or Rollins if any of the performance goals set forth on Exhibit L hereto are not met; or

          (e) by either WDS or Rollins by notice to the other Party given within 30 days following the first anniversary of this Agreement, which termination shall be effective 90 days following the giving of such notice (but not earlier than 90 days following the first anniversary).

     Termination under this Section 5.2 will not be deemed a waiver of any right or remedy either Party may have for breach hereunder.

     5.3 Specific Performance. In the event of a breach of this Alliance Agreement, the aggrieved Party shall be entitled to seek specific performance or other equitable relief in addition to any other remedies that may be available to such Party.

                                    ARTICLE 6
                         CONFIDENTIALITY/NON-COMPETITION

     6.1 Confidential Information. In the performance of their respective obligations under this Alliance Agreement, WDS, other members of the Logistics Group and Rollins may disclose to each other certain confidential and proprietary information relating to their respective businesses ("Confidential Information"). All information exchanged by the Parties (including, for purposes of this Article 6, any member of the Logistics Group that is not a Party hereto) under this Alliance Agreement shall be considered Confidential Information unless it is subject to any of the exceptions in Section 6.3.

     6.2 Non-Disclosure. Each recipient of Confidential Information agrees that it shall (and shall cause its respective officers, directors, employees, agents and Affiliates to):

          (a) make no use of any Confidential Information belonging to the other Party except as necessary for the performance of its obligations under this Alliance Agreement;

          (b) not disclose to third parties any of the Confidential Information belonging to the other Party without the prior written consent of such Party;

          (c) take such precautions as it normally takes with its own confidential and proprietary information to prevent disclosure of Confidential Information to third parties, and

          (d) upon the expiration of the Term or earlier termination of this Alliance Agreement, promptly return any Confidential Information and all copies thereof (in whatever format) in its possession to the other Party (or, upon the written request of the other Party, to destroy all such materials).

     6.3 Exceptions. Notwithstanding any of the foregoing, the obligations under
Section 6.2 shall not apply to:

          (a) any information which at the time of disclosure is publicly available or public knowledge;

          (b) any information which the receiving Party possesses at the time of disclosure of the Confidential Information and which was not acquired, directly or indirectly from the other Party;

          (c) any information required by applicable law or court order to be disclosed, but then only (i) to the extent such disclosure is so required; and (ii) following written notice of such obligation to the affected Party; and

          (d) any information acquired from a third party who has a right to disclose such information.

     6.4 Non-Competition.

          (a) Except as permitted in Section 6.4(c) below, during the Term and for a period of two years following the end of the Term, (i) none of the members of the Logistics Group and none of their respective Affiliates will engage in the provision of Truck Leasing Services to any third party that is not an Affiliate of such member in the Territory and (ii) none of the members of the Rollins Group and none of their respective Affiliates will engage in the provision of Logistics Services in the Territory to any third party that not an Affiliate of such member.

          (b) If either Party or its Affiliate (the "Bidding Party") anticipates making an offer to a potential seller to acquire a business that has a division or subsidiary, or certain customer contracts, the ownership of which would violate Section 6.4(a) (a "Prohibited Business"), the Bidding Party shall notify the other Party (the "Non-Bidding Party") sufficiently in advance of the making of such offer to permit the Parties to discuss in good faith a joint offer pursuant to which the Non-Bidding Party would acquire the Prohibited Business. The Bidding Party will share with the Non-Bidding Party all information in its possession regarding the Prohibited Business, and the Bidding Party will assure that any confidentiality agreement entered into by it in connection with such transaction permits such sharing of information.

          (c) In the event either Party or its Affiliate acquires a Prohibited Business following the consultation required by Section 6.4(b) above, such Party (the "Selling Party") agrees (i) to notify the other Party (the "Non-Selling Party") in writing of such acquisition, including a reasonable description of the Prohibited Business, (ii) to make the personnel, facilities and books and records of the Prohibited Business fully available to the Non-Selling Party and its representatives to the extent requested by the Non-Selling Party, and (iii) to use commercially reasonable efforts to sell or otherwise dispose of the Prohibited Business within one year from the date of acquisition. Within 30 days of the delivery of the notice described in clause (i) above, the Non-Selling Party shall have the right to provide a written offer (the "Offer") to purchase the Prohibited Business. For a period of 30 days following the delivery of the Offer, the Selling Party will negotiate in good faith with the Non-Selling Party regarding the Offer, and shall make such modifications to the Offer as are agreed upon in such negotiations. If the Selling Party declines to accept the Offer (as so modified), the Selling Party shall be free to sell the Prohibited Business to any Person that is not an Affiliate of the Selling Party (a "Bona Fide Purchaser"), subject to the remaining provisions of this Section 6.4(c). Thereafter, the Selling Party shall promptly notify the Non-Selling Party in writing (the "Third Party Notice") if the Selling Party receives an offer to purchase the Prohibited Business that it wishes to accept from any Bona Fide Purchaser (a "Third Party Offer"), which such Third Party Notice shall include a reasonable description of the terms of the Third Party Offer. If the purchase price (taking into account timing of payment and form of consideration) under the terms of the Third Party Offer is less than the purchase price under the terms of the Offer (as modified), then, for a period of 20 days after receipt of the Third Party Notice by the Non-Selling Party, the Non-Selling Party shall have the right to accept the Third Party Offer. Thereafter, the Parties shall work as promptly as is reasonably practicable to complete the acquisition of the Prohibited Business on the terms and conditions of the Third Party Offer. Notwithstanding the foregoing provisions of this Section 6.4, no sale or disposition of a Prohibited Business shall be required if (x) the annual revenues from such the Prohibited Business do not exceed $5,000,000, or (b) the Selling Party is not able to obtain an acceptable Third Party Offer using commercially reasonable efforts, in which event the Selling Party may operate the Prohibited Business through the normal termination dates contained in any relevant contracts, without extensions or renewals and without soliciting new business that would violate the terms of Section 6.4(a).

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

     Each Party hereby represents and warrants that it has all necessary corporate power and authority to execute and deliver this Alliance Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Alliance Agreement, and the consummation by such Party of the transactions contemplated hereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Party are necessary to authorize this Alliance Agreement or to consummate the transactions contemplated hereby. This Alliance Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1 Indemnification. Each Party hereto agrees to indemnify, defend and hold harmless the other Party and their respective Affiliates, subsidiaries, officers, directors, employees and agents (any such Person, an "Indemnitee") from and against any and all claims, losses, damages, fines, penalties, costs and expenses (including reasonable legal and accounting fees) (collectively, "Losses") which may be imposed upon or incurred by or asserted against the Indemnitee as a result of or arising out of (a) the breach by such Party (the "Indemnifying Party") of any representation or warranty contained in this Alliance Agreement, (b) the failure of the Indemnifying Party to perform any covenant or agreement required to be performed by such Party under the terms of this Alliance Agreement, or (c) caused by the gross negligence or willful misconduct of the Indemnifying Party, any members of its Group, or the agents or employees of any thereof.

     8.2 Procedures.

          (a) Subject to Section 8.2(b) below, if an Indemnified Party shall claim a right to payment pursuant to this Article 8, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

          (b) Promptly after receipt by an Indemnified Party of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Losses, such Indemnified Party shall notify the Indemnifying Party within 20 days of such complaint or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Alliance Agreement with respect to such claim only if, and only to the extent that, such failure results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 30 days thereafter (which written notice must include a binding acknowledgment of the Indemnifying Party that such claim constitutes an indemnifiable Loss hereunder), to assume the defense of such action, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If the Indemnifying Party declines to assume the defense of the action within such 30-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 No Individual Authority. Neither Party shall, without the express, prior written consent of the other Party, take any action for or on behalf of or in the name of the other Party, assume, undertake or enter into any commitment, debt, duty or obligation binding upon any other Party, except for actions expressly provided for in this Alliance Agreement or pursuant to agreements entered into between the Parties.

     9.2 Force Majeure. No Party shall be responsible or liable to the others for failure or delay in its performance of this Alliance Agreement due to war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such Party's reasonable control ("Force Majeure Event"). In addition, in the event of the applicability of this
Section 9.2, the Party affected by such Force Majeure Event shall use all commercially reasonable efforts to eliminate, cure and overcome any of such causes and resume performance of its obligations.

     9.3 Governing Law. This Alliance Agreement shall be construed in accordance with, and governed by, the laws of the State of New York.

     9.4 Severability. Should any part of this Alliance Agreement or any of the provisions hereof for any reason be declared to be invalid, such decision or determination shall not in any way affect the validity of the remaining portions of this Alliance Agreement, all of which shall remain in full force and effect as if the portion declared to be invalid had not been contained herein at the time of the execution of this Alliance Agreement.

     9.5 Headings; Number. The subject headings of this Alliance Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. Whenever the context so requires, the singular shall include the plural and the plural shall include the singular.

     9.6 Assignment. This Alliance Agreement shall be binding on, and shall inure to the benefit of, each of the Parties and their respective successors and permitted assigns. No Party shall be permitted to assign its rights or obligations under this Alliance Agreement (whether by merger, operation of law or otherwise) without the express written consent of the other Parties, except that (a) Rollins may assign its interest to a wholly-owned subsidiary of Rollins and (b) WDS may assign its interest to UPS or any wholly-owned subsidiary of UPS, so long as in the case of any such assignment under clause (a) or (b), the assignee agrees in writing to be bound by the terms of this Alliance Agreement, the assignee retains its wholly-owned status during the Term and the assignor remains primarily liable for all obligations hereunder.

     9.7 Entire Agreement. This Alliance Agreement constitutes the entire agreement among the Parties regarding the subject matter hereof, and supersedes all prior agreements, negotiations or understandings between them concerning the subject matter hereof.

     9.8 Amendments. This Alliance Agreement may not be amended, supplemented or modified except in a writing signed by the Parties hereto.

     9.9 Waiver. No waiver of any default hereunder by either Party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provisions hereof.

     9.10 Notices. Any notice required or permitted to be given hereunder shall be made in writing and shall be given to the Party to receive such notice by (i) hand delivery, (ii) first-class registered or certified mail, postage prepaid, return receipt requested, (iii) overnight courier service, postage prepaid or
(iv) telecopy with evidence of confirmation of transmission, in each case at the address or telecopy number set forth below:

         To WDS or Logistics:      UPS Logistics Group, Inc.
                                   990 Hammond Drive
                                   Atlanta, Georgia 30328
                                   Attention: Legal Manager
                                   Telefax No.: (770) 206-4444

         With copies to:           UPS Legal Department
                                   55 Glenlake Parkway
                                   Atlanta, Georgia 30328
                                   Attention: Chief Legal Counsel
                                   Telefax No.: (404) 828-6440

         and to:                   King & Spalding
                                   191 Peachtree Street
                                   Atlanta, Georgia 30303-1763
                                   Attention: Michael J. Egan III
                                   Telefax No.: (404) 572-5100

         To Rollins or RTL:        Rollins Leasing Corp.
                                   2200 Concord Pike
                                   One Rollins Plaza
                                   Wilmington, DE 19803
                                   Attention: Patrick J. Bagley
                                   Telefax No.: (302) 426-3815

         With a copy to:           Rollins Leasing Corp.
                                   2200 Concord Pike
                                   One Rollins Plaza
                                   Wilmington, DE 19803
                                   Attention: Klaus M. Belohoubek
                                   Telefax No.: (302) 426-3555

Either Party may change the information specified herein for the receipt of notices by giving written notice to the other Party in accordance with the provisions of this Section 9.10.

     9.11 Counterparts. This Alliance Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

     9.12 Third Party Beneficiaries. This Alliance Agreement is for the sole benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

     9.13 Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Alliance Agreement will be construed to make either (i) WDS or any member of the Logistics Group, or any Affiliates of any of the foregoing, on the one hand, or (ii) Rollins or any Affiliates of Rollins on the other hand, partners, principals, agents or employees of the other. Neither WDS and Logistics nor Rollins and RTL will have any right, power or authority, express or implied, to bind the other.

     9.14 Dispute Resolution. Any controversy, claim or question of interpretation arising out of or relating to this Alliance Agreement (including without limitation a claimed breach of any of the provisions hereof) that is not resolved by the Parties (a "Dispute"), shall be resolved in accordance with the provisions of this Section 9.14:

          (a) Initially, any such Dispute may be submitted by either Party to the Joint Planning Committee for resolution, by delivering written notice of such Dispute, including a brief description thereof, to the Chairman of the Joint Planning Committee, with a copy to the other Party. The Joint Planning Committee shall work in good faith to resolve such Dispute (including by calling a meeting or meetings of the Joint Planning Committee, as reasonably necessary); provided, however, that if the Joint Planning Committee cannot resolve such Dispute within 30 days of its receipt of the notice described in this subsection (a), such Dispute shall be resolved in accordance with subsection (b) below.

          (b) If the Dispute is not resolved in accordance with subsection (a) above, the Chief Financial Officer of Rollins (the "Rollins CFO") and the Chief Financial Officer of the Transportation Management Group of Logistics (the "Logistics CFO") shall meet in good faith to resolve such Dispute. If the Rollins CFO and the Logistics CFO are unable to resolve such Dispute within 60 days following the notice described in subsection (a) above, such Dispute may be submitted by either Party to binding arbitration in accordance with the remaining provisions of this Section 9.14.

          (c) If the Dispute is not resolved in accordance with subsection (b) above, the Dispute shall be finally settled by arbitration in the City of Washington, D.C. under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Alliance Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the Parties and not subject to further appeal. Such arbitration can be initiated by written notice by either Party (after compliance with the escalation provisions of subsections (a) and (b) above) to the other Party, which notice shall identify the claimant's selected arbitrator. The Party receiving such notice shall identify its arbitrator within five Business Days following its receipt of such notice. The arbitrator selected by the claimant and the arbitrator selected by the respondent shall, within five Business Days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either Party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in New York could order or grant, including, without limitation, specific performance of any obligation created under this Alliance Agreement, the awarding of punitive damages, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration awards will be in writing and specify the factual and legal basis for the award.

          (d) It is the intent of the Parties that any arbitration shall be concluded as quickly as practicable (but, barring extraordinary circumstances, in any event not more than 20 days after the date the third arbitrator is selected). Unless the Parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use their best efforts to issue the final award or awards within a period of five Business Days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 9.14 shall not be a basis for challenging the award.

          (e) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

          (f) Notwithstanding the foregoing, nothing contained herein shall prevent either Party from seeking injunctive relief in any court.

     IN WITNESS WHEREOF, the Parties have caused this Alliance Agreement to be signed as of the date first above written.


                                            WORLDWIDE DEDICATED SERVICES, INC.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title:



                                            UPS LOGISTICS GROUP, INC.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title:



                                            ROLLINS LEASING CORP.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title:



                                            ROLLINS TRUCK LEASING CORP.


                                            By:
                                                -------------------------------
                                                Name:
                                                Title: